Exhibit 10.4

Execution Copy

FIRST AMENDED AND RESTATED MASTER LEASE AGREEMENT

This First Amended and Restated Master Lease Agreement (this "Agreement"), dated as of July 30, 2018, is made between Wells Fargo Equipment Finance, Inc., a Minnesota corporation (together with its successors and assigns, the "Lessor"), and Plug Power Inc., a corporation incorporated under the laws of Delaware (the "Lessee"). Lessor and Lessee are referred to in this Agreement individually as a "Party" and, collectively, as the "Parties". Capitalized terms used but not defined herein shall have the meaning set forth for such terms in the Master Purchase Agreement (as defined below).

WHEREAS, Lessor is in the business of owning and leasing equipment and has purchased and plans to continue to purchase, from time to time, certain fuel cell equipment from Lessee pursuant to the Master Purchase and Sale Agreement, dated as of June 30, 2017, between Lessor and Lessee (as the same may be amended, supplemented or otherwise modified from time to time, the "Master Purchase Agreement");

WHEREAS, the Parties entered into that certain Master Lease Agreement, dated as of June 30, 2017 (the "Original MLA"), pursuant to which Lessor leased to Lessee the fuel cell equipment purchased by Lessor prior to the date hereof under the Master Purchase Agreement, and Lessee desires to continue to lease such fuel cell equipment from Lessor, and Lessor desires to continue to lease such fuel cell equipment to Lessee under the terms of this Agreement and the 2017 Leases (as defined below);

WHEREAS, with respect to fuel cell equipment purchased by Lessor under the Master Purchase Agreement on and after the date hereof, Lessee desires to lease such fuel cell equipment from Lessor, and Lessor desires to lease such fuel cell equipment to Lessee, under the terms and conditions of this Agreement and the New Leases (as defined below), when and as the conditions to each of such New Leases are met as provided herein; and

WHEREAS, the Parties now wish to amend and restate the Original MLA to, among other things, reflect certain terms relating to the New Leases.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.          LEASE. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor certain fuel cell equipment (the "Equipment") (a) in accordance with (i) Rental Schedule 001- 0472186-101 dated as of June 30, 2017, (ii) Rental Schedule 001-0472186-102 dated as of June 30, 2017, (iii) Rental Schedule 001-0472186-104 dated as of June 30, 2017, (iv) Rental Schedule 001-0472186-103 dated as of August 29, 2017, and (v) Rental Schedule 001-0472186-105 dated as of November 30, 2017 (each such Rental Schedules referenced in this Section l(a) being a separate "2017 Lease" and, collectively, the "2017 Leases"), and (b) as further described in one or more schedules to this Agreement, each in the form attached hereto as Exhibit A (each such schedule referenced in this Section l(b) being a separate "New Lease" and collectively, the "New Leases"). Each of the 2017 Leases and the New Leases shall be referred to herein as a separate "Lease" and collectively as the "Leases". The terms of this Agreement shall control and be effective as to each Lease, unless expressly amended or modified in writing. Equipment shall be installed and placed in service at various locations as indicated in each Lease (each such location, and each location to which any Equipment is relocated pursuant Section 8(b), a "Site"). The entering into by Lessor of any New Lease shall be subject to the satisfaction (or waiver by Lessor in its sole discretion) of the conditions precedent set forth in Section 11.

2.         TERM AND RENT. The initial term ("Initial Term") for each Lease shall be for the initial period specified in such Lease, and Lessee shall pay Lessor the Rent specified in such Lease throughout the Initial Term for the use of the Equipment leased under such Lease. The Initial Term and Rent with respect to each item of Equipment shall commence on, and Lessee will be obligated to pay Rent from, the Rental Commencement Date of the Lease under which such Equipment is leased. For purposes of this Agreement, the term "Rent" shall mean and include all amounts payable by Lessee to Lessor for the lease of the Equipment. As used in this Agreement, the term "Lease Term" of any Lease means the Initial Term of such Lease, plus (a) in the case of the 2017 Leases, any Initial Renewal Term (as defined in Section 14) and any 2017 Lease Subsequent Renewal Terms (as defined in Section 15) and (b) in the case of the New Leases, any New Lease Renewal Terms (as defined in Section 15A). All Rent payable under each Lease shall be paid to the account of Lessor in U.S. dollar same day funds to the account specified in such Lease (or such other account as Lessor shall notify to Lessee upon 10 business days prior written notice), and Lessee shall permit Lessor to debit the account of Lessee at M&T Bank (Account Name: Plug Power Inc., Account Number: XXXXXXXXXX, ABA Number: XXX XXX XXX) to make any payment of Rent when due under a Lease.

3.          LATE CHARGES. If any Rent or other amount due hereunder is not paid within ten (10) days after the due date thereof, Lessor shall have the right to receive and collect, and Lessee agrees to pay, in addition to such unpaid Rent or other amount due hereunder, an amount equal to 1.5% of such unpaid Rent or other amount due hereunder for each month or part thereof that such Rent or other amount due hereunder remains unpaid.

4.          DISCLAIMER OF WARRANTIES. Lessee  acknowledges  that  Lessor  is  not the manufacturer of the Equipment, nor manufacturer's agent, and Lessee agrees that as between Lessor and Lessee, the Equipment leased hereunder is of a design,  size,  fitness  and  capacity selected by Lessee and that Lessee is satisfied that the same is suitable and fit for its  intended purpose. LESSEE FURTHER ACKNOWLEDGES THAT THE EQUIPMENT IS LEASED UNDER THIS AGREEMENT AND EACH LEASE ON AN 'AS-IS,' 'WHERE IS' BASIS AND THAT LESSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE EQUIPMENT, ITS MERCHANTABILITY, OR ITS FITNESS FOR A PARTICULAR PURPOSE. LESSOR SHALL NOT BE LIABLE TO LESSEE OR ANY OTHER PERSON FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM LESSEE'S USE OF THE EQUIPMENT, ANY DEFECT OR MALFUNCTION OF THE EQUIPMENT, OR FOR DAMAGES BASED ON STRICT OR ABSOLUTE TORT LIABILITY

OR LESSOR'S NEGLIGENCE. No defect or unfitness of  the Equipment  shall  relieve  Lessee of the obligation to timely pay Rent, or to perform any other obligation under this Agreement.

5.          ASSIGNMENT OF WARRANTIES. Notwithstanding the foregoing,  so long as no Default (as defined in Section 19) has occurred hereunder and is continuing, Lessee shall be entitled to the benefit of any applicable manufacturer's warranties received or held by Lessor or from which Lessor otherwise benefits, and to the extent assignable, Lessor hereby assigns such warranties to Lessee for the Lease Term for each Lease. In the event that any warranty is not assignable to Lessee, Lessor hereby appoints Lessee as Lessor's agent and attorney-in-fact with respect to such warranty, which appointment is coupled with an interest, to assert and enforce, from time to time, in the name of and for the account of the Lessor and the Lessee, as their interests may appear, but in all cases at the sole cost and expense of the Lessee, any such warranty, and so long as no Default shall have occurred and be continuing, Lessee may retain any recovery from such claim.

6.          USE, OPERATION AND MAINTENANCE. Lessee shall use  the Equipment in the manner for which it was designed and intended, solely for Lessee's business purposes, substantially in accordance with all manufacturer manuals and instructions and in compliance with Applicable Law. As used herein, "Applicable Law" means all applicable laws, statutes, regulations, ordinances, orders and other requirements of any governmental authority (including such requirements necessary to ensure that the Equipment qualifies for all tax benefits and environmental attributes, in each case, to the extent available by law to the owner of the Equipment as of the date of the applicable Lease). Lessee, at Lessee's own cost and expense, shall keep the Equipment in good repair, condition and working order, ordinary wear and tear excepted, sufficient to perform according to the requirements of this Agreement and each Project Document, and shall furnish or otherwise obtain all parts, mechanisms, devices and servicing required therefor in the ordinary course. Lessee shall also make, at Lessee's own cost and expense, all modifications to the Equipment as are required from time to time for the Equipment to comply with Applicable Law and each Project Document, provided no such modifications shall diminish the current or estimated residual value, utility, function, operation or remaining useful life of the Equipment (or any portion thereof) or cause the Equipment (or any portion thereof) to constitute "limited use property" within the meaning of Rev. Proc. 2001-28, 2001-19 I.R.B.  1156  or  Rev.  Proc.  2001-29,  2001-19  I.R.B.  1160  (or  any successors  thereto). All replacement parts and repairs at any time made to or placed upon the Equipment shall become the property of Lessor at no cost to Lessor and with no adjustment to the schedules of any Lease. Lessee may, with Lessor's prior written consent (at no cost to Lessor and with no adjustment to the schedules of any Lease), which shall not be unreasonably withheld, make such alterations, modifications or additions to the Equipment as Lessee may deem desirable in the conduct of its business; provided the same shall not diminish the current or estimated residual value, utility, function, operation or remaining useful life of the Equipment (or any portion thereof), cause the loss of any warranty thereon or any certification necessary for the maintenance thereof, or cause the Equipment (or any portion thereof) to constitute "limited use property" within the meaning of Rev. Proc. 2001-28,  2001-19  I.R.B.  1156 or Rev. Proc. 2001-29, 2001-19  I.R.B.  1160 (or any successors  thereto).   All such alterations,  modifications  or additions  to the Equipment shall be readily removable without causing damage to the Equipment (or any portion thereof). Upon return to Lessor of the Equipment as to which such alterations, modifications or additions have been made, Lessee, if requested to do so by Lessor, shall remove the same and restore the Equipment to its original condition, ordinary wear and tear excepted, and, if not so removed, title thereto shall automatically vest in Lessor (at no cost to Lessor). Lessor acknowledges that any data files or software developed or installed by Lessee which is resident or otherwise installed on the Equipment shall be and remain the property of Lessee; provided,  however, that the Lessor shall have no obligation or responsibility to remove or return same to Lessee.

7.          NET LEASE. This Agreement is a "net lease", and Lessee's obligation to pay all Rent and other amounts due and owing hereunder is absolute and unconditional and shall not be terminated, extinguished, diminished, setoff or otherwise impaired by any circumstance whatsoever, including by (a) any claim, setoff, counterclaim, defense or other right which Lessee may have against Lessor or any affiliate of Lessor; (b) any defect in the title, condition, design, operation, merchantability or fitness for use of the Equipment, or any eviction of the Equipment by paramount title or otherwise from the Site, or any unavailability of access to the Equipment at the Site; (c) any loss, theft or destruction of, or damage to, the Equipment or any portion thereof or interruption or cessation in the use or possession thereof or any part thereof for any reason whatsoever and of whatever duration; (d) the condemnation, requisitioning, expropriation, seizure or other taking of title to or use of the Equipment or the Site by any governmental entity or otherwise; (e) any ineligibility of the Equipment or any portion thereof for any particular use, whether or not due to any failure of Lessee to comply with any Applicable Law; (f) any event of "force majeure" or any frustration of purpose; (g) any insolvency, bankruptcy, reorganization or similar proceeding by or against Lessee; (h) any default under or termination of, a Project Document, or the failure of any Project Document to be in full force and effect; (i) any defect in the title to, or the existence of any lien with respect to, the Equipment; or (j) the upgrading, conversion or relocation of any Equipment, including any relocation made pursuant to Section 8(b), it being the intention of the Parties hereto that all Rent and other amounts payable under this Agreement shall continue to be payable in the manner and at times provided for herein. If for any reason whatsoever this Agreement is terminated in whole or in part by operation of law or otherwise, Lessee nonetheless agrees, to the extent permitted by Applicable Law, to pay to Lessor an amount equal to each installment of Rent and all other amounts due and owing hereunder, at the time such payment would have become due and payable in accordance with the terms hereof had this Agreement not been so terminated.

8.          NO LIENS; REMOVAL; ABANDONMENT; QUIET ENJOYMENT. (a) Lessee shall keep the Equipment free and clear from all liens, charges, encumbrances, legal process and claims other than Permitted Liens (as defined in the Master Purchase Agreement). Lessee shall promptly notify Lessor of the imposition of any lien (other than Permitted Liens) of which the Lessee becomes aware and shall promptly use commercially reasonable efforts, at Lessee's own cost and expense, to fully discharge and release any such lien.

(b)        Lessee shall not move the Equipment from the location specified in the Lease therefor without the prior written consent of Lessor; provided,  however, that Lessee may relocate any item of Equipment (each such item being "Relocated Equipment"), so long as the following conditions are satisfied:

(i)         at least five (5) business days prior to effectuating such relocation, Lessee shall have provided Lessor written notice specifying in reasonable detail: (A) each item of Equipment comprising the Relocated Equipment, (B) the Site from and to which such Relocated Equipment is being relocated and (c) each item of fuel cell equipment being substituted for such Relocated Equipment (the "Replacement Equipment") and the owner thereof;

(ii)        the Relocated Equipment shall consist solely of individual fuel cells (as opposed to fueling Equipment);

(iii)       the Relocated Equipment shall be relocated to a site operated by Walmart (as defined below) and located in the continental United States;

(iv)        as a result of such relocation, there is no suspension in use of any Equipment, including the Relocated Equipment and any fueling Equipment;

(v)        the Relocated Equipment is packed into appropriate shipping containers and the shipment thereof is insured for the fair market value of such Relocated Equipment at such time; and

(vi)       the Replacement Equipment is integrated with the fueling Equipment at the applicable Site.

(c)        Lessee agrees not to waive its right to use and possess the Equipment in favor of any party other than Lessor and further agrees not to abandon the Equipment to any party other than Lessor.

(d)        So long as Lessee faithfully performs and meets each and every term and condition to be performed or met by Lessee under this Agreement, Lessee's quiet and peaceful possession and use of the Equipment will not be disturbed by Lessor or anyone claiming by, through or on behalf of Lessor.

9.         TITLE. (a)        Lessor and Lessee agree that the Equipment (including any Equipment that is upgraded, converted, or otherwise modified, or relocated pursuant to Section 8(b)) is and at all times shall remain the sole and exclusive personal property of Lessor (subject to Section 25), and Lessee covenants that it will at all times treat the Equipment as such and that no part of the Equipment shall be considered or treated as a fixture. No right, title or interest in the Equipment shall pass to Lessee other than the right to maintain possession and use of the Equipment for the Lease Term, conditioned upon Lessee's compliance with the terms and conditions of this Agreement. If requested by Lessor, Lessee shall affix to or place on the Equipment, at Lessor's expense, plates or markings indicating Lessor's ownership.

(b)        The Parties agree that this Agreement will be a "true lease," and the Lessor will be treated as owner of the Equipment and Lessee will be treated as lessee and, accordingly, the Parties agree that the Lessor will be entitled to claim any and all benefits available to an owner of the Equipment, including (i) all Tax Benefits (as defined in Section 18), and (ii) all rights and interests in and to any environmental attributes associated with the energy output from the Equipment that, as a matter of law, belong to the owner rather than the user of the Equipment (all such attributes in this clause (ii), specifically excluding any Tax Benefits, the "Environmental Attributes"). Lessor hereby assigns to Lessee, solely for the duration of the Lease Term, all of its rights and interests in and to any and all Environmental Attributes currently available by law to an owner of the Equipment as of the date hereof. For the avoidance of doubt, Lessor does not assign to Lessee any Environmental Attributes that, due to any future change in law, may become available to an owner of the Equipment (including, but not limited to, any carbon credits). In the event that this Agreement or any Lease is deemed to be a lease intended for security, Lessee hereby grants Lessor a purchase money security interest in the Equipment (including any replacements, substitutions, additions, attachments and proceeds).

10.       TAXES. Lessee shall promptly reimburse Lessor, or shall pay directly if so requested by Lessor, as additional Rent, all taxes, charges and fees (including any interest, additions to tax and penalties) that may now or hereafter be imposed or levied by any governmental body or agency upon or in connection with the purchase, ownership, lease, sublease, possession, use or location of the Equipment or otherwise in connection with the transactions contemplated by this Agreement or any Lease, including, without limitation, sales, use, property (real or personal and tangible or intangible), value added or other transfer taxes on (i) the initial sale of Equipment to Lessor, (ii) the Rents, (iii) the sale of power to, or the use of the Equipment by, the offtaker under the Amended and Restated Power Purchase Agreement, dated as of September 1, 2015 between Lessee and Wal-Mart Stores East, LP (solely  to the extent of each of the addendums thereto, each being a separate agreement, and as the same may be amended, amended and restated, modified or supplemented from time to time, the "Power Purchase Agreement"), or otherwise with respect to any Project Document, (iv) any payment of Termination Value (as defined in Section 12) and (v) upon any exercise of the 2017 Lease Purchase Option (as defined in Section 14) and the New Lease Purchase Option (as defined in Section 14A), but excluding any and all taxes, charges and fees (including any interest, additions to tax and penalties) (A) on or measured by the net income of Lessor, but excluding taxes  that are in the nature of sales, use, property (real or personal and tangible or intangible), value added or other transfer taxes, (B) resulting from Lessor's negligence, or (C) resulting  from or arising out of any failure on the part of Lessor to file any tax returns or pay any taxes owing on a timely basis or any errors or omissions on Lessor's tax returns unless the Lessee is responsible  under this Agreement for filing the returns, Lessee has not provided information requested by Lessor that is necessary to file such tax returns or Lessor's failure to file any tax returns or any errors or omissions on such tax returns is attributable to Lessee's fraud, negligence or misrepresentation. Lessee shall file, in a timely manner and in the name of the Lessor as owner, any personal property tax returns relating to the Equipment that are required to be filed covering periods during the Lease Term, pay the amounts shown on the returns and provide copies of such returns and proof of payment to the Lessor. Failure of Lessee to pay promptly amounts due hereunder shall be treated the same as failure to pay any installment of Rent pursuant to Section 3. If Lessee is requested by Lessor to file any other returns or remit payments directly to any governmental body or agency, Lessee shall timely file such returns and remit such payments and shall provide proof of said timely filing or payment to Lessor.

11.       CONDITIONS PRECEDENT TO NEW LEASES. Lessor and Lessee hereby agree that the entering into by Lessor of any New Lease is expressly conditioned on the following:

(a)         in the case of the first such New Lease to be entered into on and after the date of this Agreement, the execution and delivery of the following, each in form and substance reasonably satisfactory to Lessor: (i) this Agreement; (ii) First Amendment to Assumed Amended and Restated Master Lease, which amends that certain Amended and Restated Master Lease, dated as of July 5, 2017, between Lessor, as lessor, and Walmart Inc. f/k/a/ Wal-Mart Stores, Inc. ("Walmart"), as lessee (as so amended, and as the same may be further amended, supplemented or otherwise modified from time to time, the "RML"); (iii) First Amendment to CAAA and Consent, which (A) amends that certain Conditional Assignment and Assumption Agreement, dated as of July 5, 2017 between Lessee, Walmart and Lessor (as so amended, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, the "CAAA") and (B) provides Walmart's consent to this Agreement;

(b)         there not having occurred any material adverse condition or material adverse change in or affecting the business, operations, properties, condition (financial or otherwise) or prospects of Lessee, Walmart or SunTrust Bank ("SunTrust"), since December 31, 2017;

(c)         no material new litigation having been initiated against Seller, Walmart or SunTrust since December 31, 2017;

(d)         there not having occurred any material adverse change in the business reputation of Seller, Walmart or SunTrust since December 31, 2017;

(e)         there not having occurred an event that would, in the reasonable opinion of Lessor, make it illegal or commercially impractical for Lessor to enter into any of the Lease Documents (as defined below);

(f)         all fees and expenses of the Appraiser and of counsel to Lessor shall have been paid (or shall be paid in conjunction with the payment by Lessor of the Purchase Price of the Equipment to be leased under such New Lease); and

(g)         the execution and delivery of such other documents, certificates and items and the satisfaction of such other conditions, in each case, as are set forth in Exhibit B attached hereto, as each may be amended, amended and restated, modified or supplemented from time to time, and including any replacement or supplementary agreements thereof or thereto (together with the Lease Documents (as defined in the Master Purchase Agreement), collectively, the "Lease Documents").

12.       LOSS OF OR DAMAGE TO EQUIPMENT. Lessee hereby assumes and shall bear the risk of loss for destruction of or damage to the Equipment from any and every cause whatsoever, whether or not insured, until the Equipment is returned to Lessor. No such loss or damage shall impair any obligation of Lessee under this Agreement, which shall continue in full force and effect. In event of damage to or theft, loss or destruction of the Equipment (or any item thereof), Lessee shall promptly notify Lessor in writing of such fact and of all details with respect thereto, and shall, within thirty (30) days of such event, at Lessee's option, (a) place the same in good repair, condition and working order, (b) at Lessee's expense, dispose of any Equipment in accordance with Applicable Law, substitute such Equipment (or any item thereof) with equipment of equivalent or superior manufacture, make, model and features, unless this option is expressly prohibited in the Lease related to such Equipment, in good repair, condition and working order and transfer clear title to such replacement property to Lessor whereupon such property shall be subject to this Agreement and the applicable other Lease Documents and be deemed Equipment for purposes hereof and thereof, or (c) pay Lessor an amount equal to the sum of (i) all Rent accrued but unpaid to the date of such payment, plus (ii) the then "Termination Value" of the Equipment as set forth in attachment #3 to each Lease (the "Termination Value"), whereupon such Lease shall terminate, subject to Section 22, solely with respect to the Equipment (or any item thereof) for which such payment is received by Lessor. Any insurance proceeds received with respect to the Equipment (or any item thereof) shall be applied, in the event option (c) is elected, in reduction of the then unpaid obligations, including the Termination Value, of Lessee to Lessor, if not already paid by Lessee, or, if already paid by Lessee, to reimburse Lessee for such payment, or, in the event option (a) or (b) is elected, to reimburse Lessee for the costs of repairing, restoring or replacing the Equipment (or any item thereof) upon receipt by Lessor of evidence, satisfactory  to Lessor, that such repair, restoration or replacement has been completed, and an invoice has been provided therefor.

13.        INSURANCE. (a) Lessee shall keep the Equipment insured against theft and all risks of loss or damage, subject to policy limitations or exclusions reasonably acceptable to Lessor, from every cause whatsoever for an amount equal to the higher of the replacement value of the Equipment and the Termination Value of the Equipment and shall carry general liability insurance, both for personal injury and property damage, and Lessee shall be liable for all deductible portions of all required insurance. All such insurance shall be maintained with insurance companies rated A-X or better by Best's Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best's Insurance Guide and Key Ratings shall no longer be published) or with other insurance companies of recognized responsibility satisfactory to Lessor. All insurance for theft, loss or damage shall provide that losses, if any, shall be payable to Lessor, and all such liability insurance shall name Lessor (or Lessor's assignee as appropriate) as additional insured and shall be endorsed to state that it shall be primary insurance as to Lessor. Lessee shall pay the premiums therefor and deliver to Lessor a certificate of insurance or other evidence satisfactory to Lessor that such insurance coverage is in effect; provided,  however, that Lessor shall be under no duty either to ascertain the existence of or to examine such insurance policies or to advise Lessee in the event such insurance coverage shall not comply with the requirements hereof. Each insurer shall agree by endorsement upon the policy or policies issued by it or by independent instrument furnished to Lessor, that it will give Lessor at least ten (10) days' prior written notice of cancellation of the policy for nonpayment of premiums and at least thirty (30) days' prior written notice for alteration or cancellation due to any other reason or for non-renewal of the policy. The proceeds of such insurance payable as a result of loss of or damage to the Equipment shall be applied as set forth in Section 12.

(b)         If Lessee fails to obtain insurance or provide evidence thereof to Lessor, Lessee agrees that Lessor may, but shall not be obligated to, obtain such insurance on Lessee's behalf and charge Lessee for all costs and expenses associated therewith. Without limiting  the forgoing, Lessee specifically agrees that if Lessor obtains insurance on Lessee's behalf, Lessee will be required to pay a monthly insurance charge. The insurance charge will include reimbursement for premiums advanced to the insurer, finance charges (which will typically be at a rate higher than the rate used to determine the Rent), billing and tracking fees, administrative expenses and other related fees. Lessor shall receive a portion of the insurance charges, which may include a profit from such finance charges, billing, tracking, administrative and other charges.

Except as provided in the immediately preceding paragraph, any other insurance obtained by or available to Lessor shall be secondary insurance, and Lessor shall be solely liable for all costs associated therewith.

14.       END OF LEASE TERM OPTIONS (2017 LEASES). (a) Not later than ninety (90) days prior to the expiration of the Initial Term of a 2017 Lease, Lessee shall notify the Lessor in writing whether it intends at the expiration of such term to (i) renew such 2017 Lease (the "Initial Renewal Option"), or (ii) purchase the Equipment leased under such 2017 Lease in accordance with Section 16 of this Agreement (the "2017 Lease Purchase Option"); provided that Lessee may only exercise the 2017 Lease Purchase Option so long as no Default under this Agreement has occurred and is continuing. If  Lessee does not provide this notice at the end of the Initial Term of a 2017 Lease, then Lessee will be deemed to have elected the Initial Renewal Option with respect to such 2017 Lease. If Lessee elects, or is deemed to elect, the Initial Renewal Option for a 2017 Lease, then such 2017 Lease (with respect to all, but not less than all, of the Equipment leased under such 2017 Lease) shall be extended for a term of thirty-six (36) months, commencing on the day following the last day of the Initial Term (each, an "Initial Renewal Term"). The amounts that are payable during an Initial Renewal Term of any 2017 Lease as Rent and as Termination Value shall be as set forth in attachment #3 to such 2017 Lease.

(b)         Not later than ninety (90) days prior to the expiration of any Initial Renewal Term or any 2017 Lease Subsequent Renewal Term (as defined below) of a 2017 Lease, Lessee shall notify the Lessor in writing whether it intends at the expiration of such term to (i) renew such 2017 Lease in accordance with Section 15 of this Agreement (the "2017 Lease Subsequent Renewal Option"), (ii) elect the 2017 Lease Purchase Option, or (c) return the Equipment leased under such 2017 Lease to Lessor (the "2017 Lease Return Option"); provided that Lessee may only exercise the 2017 Lease Subsequent Renewal Option or the 2017 Lease Purchase Option so

long as no Default under this Agreement has occurred and is then continuing. If Lessee does not provide this notice at the end of an Initial Renewal Term or any 2017 Lease Subsequent Renewal Term, then such Initial Renewal Term or 2017 Lease Subsequent Renewal Term (as applicable) shall be automatically extended on a month-to-month basis at the monthly rental rate equal to the final Rent payment due immediately prior to the end of such Initial Renewal Term or 2017 Subsequent Renewal Term and such month-to-month renewal term (the "2017 Lease Month-to Month Renewal Term") shall be terminable by Lessee or Lessor by giving the other Party not less than ninety (90) days prior written notice (the "2017 Lease Month-to-Month Renewal Term Termination Notice"). If such 2017 Lease Month-to-Month Renewal Term Termination  Notice is given by either Party, the Lessee shall be deemed to have elected the 2017 Lease Return Option at the end of such 2017 Lease Month-to-Month Renewal Term. If the Equipment leased under such 2017 Lease is not then in good repair, condition and working order, ordinary wear and tear excepted, or has not been maintained in accordance with Section 6 hereof, Lessee shall promptly reimburse Lessor for all reasonable costs incurred to restore such Equipment to such condition. If, at the end of any Lease Term or any 2017 Lease Month-to-Month Renewal Term for a 2017 Lease, Lessee has elected or is deemed to have elected the 2017 Lease Return Option, then Lessee shall, within sixty (60) days of the end of such Lease Term or 2017 Lease Month-to Month Renewal Term (as applicable), at Lessee's expense, (i) reimburse Lessor for the costs to restore such Equipment as provided above and (ii) remove all of such Equipment from the relevant Site, repair any damage to the relevant location caused by such removal so the Site is restored to its original condition at the time such Equipment was installed, pack such Equipment into appropriate shipping containers, insure the shipment for the fair market value of such Equipment at such time, and cause such Equipment to be delivered to such location within the United States as Lessor may specify, free of any hazardous materials or environmental concerns.

14A.      END OF LEASE TERM  OPTIONS  (NEW  LEASES).   Not  later  than ninety

(90) days prior to the expiration of the Initial Term or any New Lease Renewal Term (as defined below) of a New Lease, Lessee shall notify the Lessor in writing whether it intends at the expiration of such term to (i) renew such New Lease in accordance with Section 15A of this Agreement (the "New Lease Renewal Option"), (ii) purchase the Equipment leased under such New Lease in accordance with Section 16A of this Agreement (the "New Lease Purchase Option"), or (c) return the Equipment leased under such New Lease to Lessor (the "New Lease Return Option"); provided that the New Lease Renewal Option or the New Lease Purchase Option may only be exercised so long as (x) no Default under this Agreement has occurred and is then continuing and (y) Lessor provides its consent to Lessee's exercise of the New Lease Renewal Option or the New Lease Purchase Option (as applicable), which consent may be given or withheld by Lessor in its sole discretion. If Lessee does not provide  this notice at the end of an Initial Term or any New Lease Renewal Term, then such Initial Term or New Lease Renewal Term (as applicable) shall be automatically extended on a month-to-month basis at the monthly rental rate equal to the final Rent payment due immediately prior to the end of such Initial Term or New Lease Renewal Term and such month-to-month renewal term (the "New Lease Month to-Month Renewal Term") shall be terminable by Lessee or Lessor by giving the other Party not less than ninety (90) days prior written notice (the "New Lease Month-to-Month Renewal Term Termination Notice"). If such New Lease Month-to-Month Renewal Term Termination Notice

is given by either Party, the Lessee shall be deemed to have elected the New Lease Return Option at the end of such New Lease Month-to-Month Renewal Term. If the Equipment leased under such New Lease is not then in good repair, condition and working order, ordinary wear and tear excepted, or has not been maintained in accordance with Section 6 hereof, Lessee shall promptly reimburse Lessor for all reasonable costs incurred to restore such Equipment to such condition. If, at the end of any Lease Term or any New Lease Month-to Month Renewal Term for a New Lease, Lessee has elected or is deemed to have elected the New Lease Return Option, then Lessee shall, within sixty (60) days of the end of such Lease Term or New Lease Month-to Month Renewal Term (as applicable), at Lessee's expense, (i) reimburse Lessor for the costs to restore such Equipment as provided above and (ii) remove all of such Equipment from the relevant Site, repair any damage to the relevant location caused by such removal so the Site is restored to its original condition at the time such Equipment was installed, pack such Equipment into appropriate shipping containers, insure the shipment for the fair market value of such Equipment at such time, and cause such Equipment to be delivered to such location within the United States as Lessor may specify, free of any hazardous materials or environmental concerns.

15.        LEASE RENEWAL (2017 LEASES). (a) If Lessee elects, or is deemed to elect, the 2017 Lease Subsequent Renewal Option for a 2017 Lease, then such 2017 Lease (with respect to all, but not less than all, of the Equipment leased under such 2017 Lease) shall be extended for such term as Lessor and Lessee mutually agree, but not less than the greater of (x) twelve (12) months and (y) the remaining term of the Power Purchase Agreement (each such term, a "2017 Lease Subsequent Renewal Term"), commencing on the day following the last day of the Initial Renewal Term or the prior 2017 Lease Subsequent Renewal Term of such 2017 Lease, as applicable. Rent payable during any 2017 Lease Subsequent Renewal Term shall be the Fair Market Rental Value for the Equipment leased under such 2017 Lease, as determined below. The commencement of any Initial Renewal Term and any 2017 Lease Subsequent Renewal Term for a 2017 Lease is conditioned upon the counterparty to any Project Document (including the Power Purchase Agreement) renewing (or having renewed) the terms of such Project Document with respect to the Equipment leased under such 2017 Lease, upon the CAAA remaining in full force and effect, and otherwise upon mutually agreeable lease terms between Lessor and Lessee and any credit enhancements as may be required by Lessor.

(b)       The Fair Market Rental Value (as defined below) of the Equipment leased under a 2017 Lease, as of the commencement of the 2017 Lease Subsequent Renewal Term of such 2017 Lease, shall be determined by agreement of Lessor and Lessee within sixty (60) days after  receipt by Lessor of the irrevocable notice from the Lessee of its election to renew such 2017 Lease, or, if they shall fail to agree within such sixty (60) day period, shall be determined by a qualified, independent appraiser that is a member of the American Society of Appraisers and that is selected by Lessee and approved by Lessor, such approval not to be unreasonably withheld or delayed (the "Appraisal Procedure"), with the fair market rental value as determined by such appraiser to be binding and conclusive on the Parties as the "Fair Market Rental Value" for purposes of such 2017 Lease, and the fees and expenses of the appraiser shall be borne by Lessee. The Rent payable during any 2017 Lease Subsequent Renewal Term shall  be equal to the average of the Rent payable during the twelve (12) month period immediately preceding such

2017 Lease Subsequent Renewal Term until the Fair Market Rental Value is determined, at which time the prior Rent payments shall be adjusted to take into account such determination.

(c)        The amounts that are payable during any 2017 Lease Subsequent Renewal Term for a 2017 Lease as Termination Value shall be determined on the basis of the fair market sales value of the Equipment leased under such 2017 Lease as of the commencement of such 2017 Lease Subsequent Renewal Term and shall be set forth in a schedule to be mutually agreed by Lessor and Lessee prior to the commencement  of such 2017 Lease Subsequent  Renewal Term. If Lessor and Lessee cannot agree on the fair market sales value, such amount shall be determined by the Appraisal Procedure, and the fees and expenses of the appraiser shall be borne by Lessee.

15A.       LEASE RENEWAL (NEW LEASES). (a) If the New Lease Renewal Option is elected in accordance with Section 14A of this Agreement with respect to a New Lease, then such New Lease (with respect to all, but not less than all, of the Equipment leased under such New Lease) shall be extended for such term as Lessor and Lessee mutually agree, but not less than the greater of (x) twelve (12) months and (y) the remaining term of the Power Purchase Agreement (each such term, a "New Lease Renewal Term"), commencing on the day following the last day of the Initial Term or the prior New Lease Renewal Term of such New Lease, as applicable. Rent payable during any New Lease Renewal Term shall be the Fair Market Rental Value for the Equipment leased under such New Lease, as determined below. The commencement of any New Lease Renewal Term for a New Lease is conditioned upon the counterparty to any Project Document (including the Power Purchase Agreement) renewing (or having renewed) the terms of such Project Document with respect to the Equipment leased under such New Lease, upon the CAAA remaining in full force and effect, and otherwise upon mutually agreeable lease terms between Lessor and Lessee and any credit enhancements as may be required by Lessor.

(b)        The Fair Market Rental Value of the Equipment leased under a New Lease, as of the commencement of the New Lease Renewal Term of such New Lease, shall be determined by agreement of Lessor and Lessee within sixty (60) days after receipt by Lessor of the irrevocable notice from the Lessee of its election to renew such New Lease, or, if they shall fail to agree within such sixty (60) day period, shall be determined by the Appraisal Procedure, and the fees and expenses of the appraiser shall be borne by Lessee. The Rent payable during any New Lease Renewal Term shall be equal to the average of the Rent payable during the twelve (12) month period immediately preceding such New Lease Renewal Term until the Fair Market  Rental Value is determined, at which time the prior Rent payments shall be adjusted to take into account such determination.

(c)        The amounts that are payable during any New Lease Renewal Term for a New Lease as Termination Value shall be determined on the basis of the fair market sales value of the Equipment leased under such New Lease as of the commencement of such New Lease Renewal Term and shall be set forth in a schedule to be mutually agreed by Lessor and Lessee prior to the commencement of such New Lease Renewal Term. If Lessor and Lessee cannot agree on the fair market sales value, such amount shall be determined by the Appraisal Procedure, and the fees and expenses of the appraiser shall be borne by Lessee.

16.       PURCHASE OPTION (2017 LEASES). (a) If Lessee elects the 2017 Lease Purchase Option in accordance with Section 14 of this Agreement with respect to a 2017 Lease, Lessee shall have the option to purchase all but not less than all of the Equipment leased under such 2017 Lease from Lessor for an amount equal to (i) in the case of the 2017 Lease Purchase Option elected pursuant to Section 14(a), the greater of (A) the Termination Value of such Equipment or (B) the then fair market value of such Equipment as agreed by Lessee and Lessor, or if they shall fail to agree, as determined by the Appraisal Procedure, or (ii) in the case of the 2017 Lease Purchase Option elected pursuant to Section 14(b), the then fair market value of such Equipment as agreed by Lessee and Lessor, or if they fail to so agree, as determined by the Appraisal Procedure (any such amount, the "Lessee 2017 Lease Purchase Option Amount"). The 2017 Lease Purchase Option shall be consummated (x) in the case of the 2017 Lease Purchase Option elected pursuant to Section 14(a), on the date of expiry of the Initial Term or (y) in the case of the 2017 Lease Purchase Option elected pursuant to Section 14(b), as of the close of business on the closing date set forth in Lessee's notice (which shall be no earlier than, and no later than three (3) business days following, the end of the Lease Term for such 2017 Lease), or on such other date the Parties may otherwise agree (any such date being the "Lessee 2017 Lease Purchase Date").

(b)        If Lessee elects to exercise the 2017 Lease Purchase Option with respect to a 2017 Lease, then on the Lessee 2017 Lease Purchase Date for such 2017 Lease, Lessee shall pay to Lessor (i) the Lessee 2017 Lease Purchase Option Amount for such 2017 Lease and all sales, use, value added and other taxes required to be indemnified by the Lessee pursuant to Sections 10 and 18,  plus (ii) any unpaid Rent and any other outstanding amount due under this Agreement and such 2017 Lease on or before such date.

(c)        Upon payment of all sums specified in this Section 16, the applicable 2017 Lease shall terminate and, at the request of Lessee, Lessor shall transfer its rights in the Equipment leased under such 2017 Lease to the Lessee on an "as is," "where is" basis without representation or warranty.

16A.       PURCHASE OPTION (NEW LEASES). (a) If the New Lease Purchase Option is elected in accordance with Section 14A of this Agreement with respect to a New  Lease, Lessee shall have the option to purchase all but not less than all of the Equipment leased under such New Lease from Lessor for an amount equal to the then fair market value of such Equipment as agreed by Lessee and Lessor, or if they fail to so agree, as determined by the Appraisal Procedure (any such amount, the "New Lease Purchase Option Amount"). The New Lease Purchase Option for a New Lease shall be consummated as of the close of business on the closing date set forth in Lessee's notice (which shall be no earlier than, and no later than three (3) business days following, the end of the Lease Term for such New Lease), or on such other date the Parties may otherwise agree (any such date being the "New Lease Purchase Date").

(b)        If Lessee elects to exercise the New Lease Purchase Option with respect to a New Lease, then on the New Lease Purchase Date for such New Lease, Lessee shall pay to Lessor (i) the New Lease Purchase Option Amount for such New Lease and all sales, use, value added and other taxes required to be indemnified by the Lessee pursuant to Sections 10 and 18,  plus (ii) any unpaid Rent and any other outstanding amount due under this Agreement and such New Lease on or before such date.

(c)        Upon payment of all sums specified in this Section 16, the applicable New Lease shall terminate and, at the request of Lessee, Lessor shall transfer its rights in the Equipment leased under such New Lease to the Lessee on an "as is," "where is" basis without representation or warranty.

17.        LESSEE INDEMNITY. Lessee assumes liability for and shall indemnify, save, and hold harmless Lessor and Lessor's officers, directors, employees, agents and assignees from and against any and all third party claims, actions, suits or proceedings of any kind and nature whatsoever, including all damages, liabilities, penalties, costs, expenses and reasonable consultant and legal fees (hereinafter "Claim(s)") based on, arising out of, connected with or resulting from the Equipment, Lessee's obligations under this Agreement, or Lessee's possession, use or operation of the Equipment including, without limitation, Claims relating to ownership, use, possession or disposal of the Equipment, Claims arising in contract or tort (including negligence, strict liability or otherwise), Claims arising out of latent defects of the Equipment (regardless of whether the same are discoverable by Lessor or Lessee), Claims arising out of or relating to the violation of applicable law, including environmental law, or the existence or release of hazardous materials at the site where the Equipment is located, or Claims arising out of any trademark, patent or copyright infringement, but excluding (a) any Claims that accrue in respect of circumstances that occur after Lessor has taken possession of the Equipment after termination of this Agreement, provided that such Claims do not relate to Lessee's use, possession or operation of the Equipment, (b) any Claims that result from the gross negligence or willful misconduct of Lessor, and (c) Claims for Taxes (it being agreed that Lessee's indemnification obligations with respect to Taxes are set forth in Sections 10 and 18). If any Claim is made against Lessee or Lessor, the Party receiving notice of such Claim shall promptly notify the other, but the failure of such person receiving notice to notify the other shall not relieve Lessee of any obligation hereunder.

18.        TAX INDEMNITY.

(a)        Lessee acknowledges that the Rent in each Lease has been calculated on the assumption that the Lessor will be the owner of the Equipment for federal, state and local income tax purposes on the date it acquires the Equipment pursuant to the Master Purchase Agreement, that it will remain the sole owner after entering into the applicable Lease and that, for federal, state and local income tax purposes, it will be able to (i) claim an investment tax credit (for federal income tax purposes) under section 48(a)(3)(iv) of the Code on the Rental Commencement Date equal to 30% of the appraised fair market value of the Equipment on the Rental Commencement Date (as determined by the Appraiser), (ii) with respect to (A)

Equipment placed in service on or before September 27, 2017, claim cost recovery reductions (1) of fifty percent (50%) of Lessor's Depreciable Cost, under section 168(k)(l) of the Code, in the taxable year that includes the Rental Commencement Date with respect thereto and (2) with respect to the remaining amount of Lessor's Depreciable Cost not recovered under clause (1) above, under section 168(e)(3)(B) of the Code, on the basis that the Equipment is one hundred percent (100%) "5-year property", commencing in the taxable year that includes such Rental Commencement Date, using the 200% declining balance method over a five-year recovery period, switching to the straight line method at such time when such method results in a larger allowance, based upon the application of the half year convention and assuming such Equipment's salvage value is zero and (B) Equipment placed in service after September 27, 2017 and before January 1, 2023, cost recovery reductions of one hundred percent (100%) of Lessor's Depreciable Cost, under section 168(k)(l) of the Code, in the taxable year that includes the Rental Commencement Date with respect thereto and assuming such Equipment's salvage value is zero, (iii) in the case of the New Leases, amortize the excess of the purchase price for the Equipment over its appraised fair market value as of the Rental Commencement Date (as determined by the Appraiser) ratably over the applicable Initial Term and (iv) amortize transaction expenses incurred in connection with each Lease ratably over the applicable Initial Term. The foregoing investment tax credit, depreciation deductions and amortization deductions are referred to herein as the "Tax Benefits." "Lessor's Depreciable Cost" means (1) for state and local income tax purposes, the appraised fair market value of the Equipment on the Rental Commencement Date (as determined by the Appraiser) and (2) for federal income tax purposes, the appraised fair market value of the Equipment on the Rental Commencement Date (as determined by the Appraiser), reduced by 50% of the investment tax credit in clause (i) above. The "Appraiser" for purposes of this Section 18 has the meaning given to such term in Exhibit B to this Agreement. Lessee acknowledges further that the Rent in each Lease has been calculated on the assumption that Lessor will have to report the Rent as income in the periods and amounts shown on the Rent schedule to such Lease.

(b)        Lessee represents, warrants and covenants to Lessor the following: (i)(A) for purposes of the investment tax credit, the Equipment will be treated as "placed in service" for federal income tax purposes and the original use of the Equipment will be deemed to commence for federal income tax purposes on the applicable Rental Commencement Date and (B) for purposes of the depreciation deductions, (1) the Equipment will be treated as "placed in service" on the applicable Rental Commencement Date, (2) in the case of Equipment placed in service after September 27, 2017 and before January 1, 2023, the acquisition retirements set forth in section 168(k)(2)(E)(ii) of the Code have been met, and (3) in the case of Equipment placed in service on or before September 27, 2017, the original use of the Equipment will be deemed to commence on the applicable Rental Commencement Date, (ii) with respect to Equipment placed in service after September 27, 2017 and before January 1, 2023, there was no binding contract in place for the Equipment as of September 27, 2017, (iii) all of the Equipment was originally placed in service by the Lessee on a date that is no more than three (3) months before the closing on the purchase of the Equipment by the Lessor and lease back of such Equipment under this Agreement to the Lessee (the "Original Placed-in-Service Date"), (iv) during the period beginning on the Original Placed-in-Service Date and ending on the date of the purchase of the Equipment by the Lessor and lease back of such Equipment under this Agreement to the Lessee, no person or entity other than the Lessee has had any ownership interest in the Equipment or any part thereof, (v) all of the Equipment was new when it was originally placed in service by the Lessee, (vi) all of the Equipment will be considered "qualified fuel cell property" within the meaning of Section 48(c)(l) of the Code, (vii) the Lessor will be able to claim a 30% investment tax credit under section 48(a)(3)(iv) of the Code based on the appraised fair market value of the Equipment as of the Rental Commencement Date (as determined by the Appraiser), (viii) all of the Equipment qualifies as "5-year property" within the meaning of Section  168(e)(3)(B)(vi)(l) of the Code, (ix) the Lessor will have a tax basis for purposes of calculating the investment tax credit equal to the appraised fair market value of the Equipment as of the Rental Commencement Date (as determined by the Appraiser), (x) the Lessor will have a tax basis for (A) state and local income tax depreciation purposes equal to the appraised fair market value of the Equipment on the Rental Commencement Date (as determined by the Appraiser) and (B) for federal income tax depreciation purposes equal to 85% of the appraised fair market value of the Equipment as of the Rental Commencement Date (as determined by the Appraiser), which takes into account a reduction in basis equal to 50% of the 30% investment tax credit amount, (xi) in the case of the New Leases, the Lessor will be able to amortize the excess of the purchase price of the Equipment over its appraised fair market value as of the Rental Commencement Date (as determined by the Appraiser) ratably over the applicable Initial Term, (xii) the Equipment will not be considered "tax-exempt use property" within the meaning of section 168(h) of the Code during the Lease Term other than solely due to the fact that the Lessor (or any member of the Lessor) is or becomes a tax-exempt entity within the meaning of section 168(h)(2) of the Code, (xiii) the Equipment will not be considered used by a tax-exempt entity within the meaning of section 50(b)(3) of the Code or governmental unit or foreign person or entity within the meaning of section 50(b)(4) of the Code during the Lease Term (in each case, other than as a result of the status of the Lessor or any member of the Lessor), (xiv) as of the applicable Rental Commencement Date, no portion of the Equipment is, and at no time during the Lease Term will any portion of the Equipment become, tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code or financed with "subsidized energy financing" within the meaning of Section 48(a)(4) of the Code, other than as a result of the status of the Lessor or any member of the Lessor or actions taken by the Lessor, (xv) the Equipment will be used solely in the United States, (xvi) the Equipment will not be subject to the alternative depreciation system under section 168(g) of the Code (assuming no election by Lessor under section 168(g)(l)(E) of the Code), (xvii) the Power Purchase Agreement will be treated as a service contract under Section 7701(e) of the Code and not as a lease for income tax purposes, (xviii) the Lessee has not claimed and will not claim, or cause to be claimed, an investment tax credit under section 48(a)(3)(iv) of the Code, other federal tax credit or a cash grant under Section 1603 of the American Recovery and Reinvestment Act of 2009, as amended, in each case with respect to the Equipment or any portion thereof, (xix) on the Rental Commencement Date applicable to the Equipment, the Equipment will not require any improvements, modifications or additions (other than ancillary items of a kind customarily selected and furnished by lessees of property of the same kind as the Equipment) in order for the Equipment to be rendered complete for its intended use by the Lessee, (xx) the Lessee will not take a position for U.S. federal or state income tax purposes that it is the owner of any portion of the Equipment during the Lease Term or that is inconsistent with any of the tax assumptions set forth in this Section 18, (xxi) at no time during the period beginning on the applicable Rental Commencement Date and ending on the fifth anniversary of such date (the "Recapture Period") will the Equipment or any portion thereof be disposed of or otherwise cease to be (in each case within the meaning of section 50 of the Code) "qualified fuel cell property" within the meaning of Section 48(c)(l) of the Code, other than as a result of the status of the Lessor or any member of the Lessor or actions taken by the Lessor and

(xxii) all written information provided by or on behalf of the Lessee to the Appraiser was accurate and complete in all material respects and remains accurate and complete on the applicable Rental Commencement Date.

(c)        Lessee covenants that it has not, and will not at any time from such delivery through the term of this Agreement, take any action or omit to take any action (whether or not the same is permitted or required hereunder) that is inconsistent with the tax assumptions in Section 18(a), that could contribute to loss by Lessor of all or any part of the Tax Benefits or that could require the Lessor to report Rent as income ahead of the periods to which the Rent is allocated in the applicable Rent schedule. Lessee covenants that it will provide Lessor promptly upon request any information that Lessor requires in connection with claiming any Tax Benefits and responding to questions from the Internal Revenue Service.

(d)        If as a result of any act, omission, breach of warranty or covenant or misrepresentation by Lessee, the Tax Benefits are lost, disallowed, eliminated, reduced, delayed, recaptured, compromised or are otherwise unavailable to Lessor (any of the foregoing being a "Loss") or the Lessor is required to report Rent as income ahead of the periods to which the Rent is allocated in the applicable Rent schedule (an "Inclusion"), then Lessee will pay the Lessor promptly on demand an amount that will compensate the Lessor fully for the Loss or Inclusion (including any interest, penalties or additions to tax) on an after-tax basis, subject to the last sentence of this Section 18(d). For this purpose, "after-tax basis" means an amount determined  by dividing the amount of the Loss or Inclusion by one minus the maximum composite federal, state and local corporate income tax rates in effect at time of payment. Upon payment of the full indemnity amount by Lessee, the act, omission, breach of warranty or covenant or misrepresentation of Lessee that caused a Loss will not be deemed a Default hereunder. If requested by Lessee, Lessor agrees to attempt in good faith to challenge any assertion by the Internal Revenue Service that will lead to a Loss; provided, however, Lessee has first paid to Lessor the amount of such Loss and agreed in writing to indemnify Lessor for all reasonable expenses (including attorneys' fees), liabilities or losses that Lessor may incur in the contest. Lessor will have the sole discretion to determine whether or not to undertake judicial or administrative proceedings beyond the level of an Internal Revenue Service auditing agent and to select counsel to handle the contest; provided that if the claim must be paid before the matter can be heard in court, Lessee will advance the funds necessary to do so on an interest-free basis. For purposes of this Section 18, the term "Lessor" shall include the entity or entities, if any, with which Lessor files a consolidated income tax return.

19.        DEFAULT AND REMEDIES. (a) Lessee shall be in default under this Agreement if: (i) Lessee fails to pay Rent or any other payment due and owing hereunder, including an tax indemnity set forth in Section 18, within five (5) business days of the due date thereof; (ii) any representation or warranty made by Lessee herein or in any document delivered to Lessor in connection herewith shall prove to be false or misleading and the false or misleading nature of such representation or warranty is not corrected within thirty (30) days following receipt of written notice thereof from Lessor; (iii) a breach of the covenant set forth in Section 18(b) or Section 26(c) shall have occurred; (iv) a Lease fails to be considered a "true lease" for federal income tax purposes as a result of any act, omission, breach of warranty or covenant or misrepresentation by Lessee; (v) Lessee becomes insolvent, dissolves, or assigns its assets for the benefit of creditors, or enters any bankruptcy or reorganization proceeding; (vi) unless the CAAA is in full force and effect, (A) any Project Document (including the Power Purchase Agreement) has been terminated without the prior written approval of Lessor or (B) any default has occurred and is continuing under any provision of a Project Document (including the Power Purchase Agreement) and any cure period provided thereunder has terminated without such default having been cured, in each case, relating to any Equipment subject to a Lease; (vii) Lessee fails to observe, keep or perform any other term or condition of this Agreement or any other Lease Document and such failure continues for thirty (30) days following receipt of written notice from Lessor; (viii) Lessee undergoes a Change in Control (as defined below) without the prior written approval of Lessor, where "Change in Control" means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Lessee in which the holders of Lessee's outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity or such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Lessee is the surviving entity; (ix) the CAAA is no longer in full force and effect other than as a result of the Buyout Option (as defined in the CAAA) or the Assumption Option (as defined in the CAAA) having been effectuated pursuant to the CAAA; and/or (x) any payment default has occurred and is continuing under any master lease agreement that currently or may hereinafter exist between Lessor and Lessee or any affiliate of Lessee (after giving effect to any applicable grace or cure periods therein) (each of (i) through (x), a "Default").

(b)        If a Default shall have occurred and be continuing, Lessor shall have the right to take any one or more of the following actions: (i) cancel or terminate this Agreement  and/or each Lease and repossess the Equipment; (ii) proceed by appropriate court action or actions at law or in equity to enforce performance by Lessee of the terms and conditions of this Agreement and each Lease and/or recover damages for the breach thereof; (iii) accelerate all of the amounts due hereunder by requiring Lessee to pay Lessor an amount equal to the sum of (A) all Rent and any other amounts accrued to the date of such payment, plus (B) the aggregate Termination Value for all Equipment; (iv) take any other action as provided for in the Security Agreement (as defined in the Master Purchase Agreement) and/or the DACA (as defined in the Master Purchase

Agreement); (v) deliver a Default Notice (as defined in the CAAA) under and pursuant to the terms of the CAAA; and/or (vi) exercise any other right or remedy available at law or in equity.

(c)        Upon payment in full to Lessor of the amounts set forth in Section 19(b)(iii), from or on behalf of the Lessee, the applicable Lease shall terminate (except as set forth in Section 22) solely with respect to the Equipment (or any item thereof) leased under such Lease for which such payment is received by Lessor and, at the request of Lessee, Lessor shall transfer its rights in such Equipment to Lessee or Lessee's designee on an "as is," "where is" basis without representation or warranty.

20.        REPORTS. (a) Within sixty (60) days after the end of each quarterly period during the Lease Term, Lessee shall deliver to Lessor unaudited quarterly financial statements for the Lessee as of the end of such quarterly period, prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), it being understood that this Section 20(a) shall be deemed satisfied if such quarterly financial statements are timely filed by Lessee with the Securities and Exchange Commission in compliance with applicable law.

(b)        Within one hundred twenty (120) days after the end of each calendar year during the Lease Term, Lessee shall deliver to Lessor audited annual financial statements for the Lessee as of the end of such calendar year, prepared in accordance with GAAP; provided that if audited annual financial statements are not prepared for Lessee in the ordinary course for any year then unaudited annual financial statements for Lessee for such year may be provided if they are certified by the chief financial officer of Lessee as prepared in accordance with GAAP, it being understood that this Section 20(b) shall be deemed satisfied if such annual financial statements are timely filed by Lessee with the Securities and Exchange Commission in compliance with applicable law.

(c)        Promptly, but in any event within ten (10) business days after receipt thereof, a copy of each periodic report received by the Lessee during the Lease Term from each maintenance provider for the Equipment and, if requested by Lessor, each periodic report and other notice sent to or received by a counterparty to a Project Document.

(d)        Promptly upon, but no later than ten (10) business days after, Lessor's request from time to time, such data, certificates, reports, statements, documents and further information regarding the business, assets, liabilities, financial condition, or results of operations of the Lessee as the Lessor may reasonably request.

(e)        On July 31 and January 31 of each calendar year, an update to the schedule delivered by Lessee pursuant to item 8 of Exhibit B to this Agreement, reflecting all Leases then in effect and all Equipment then being leased thereunder.

21.        FURTHER ASSURANCES. Lessee agrees (a) at the written request of Lessor, to execute and deliver to Lessor any Uniform Commercial Code financing statements, fixture filings or other instruments Lessor reasonably deems necessary for expedient filing, recording or perfecting the interest and title of Lessor in this Agreement, any Lease and the Equipment, (b)

that a copy of this Agreement and any Lease may be filed in accordance with clause (a), provided the economic terms not necessary for filing shall have been deleted therefrom, (c) that all reasonable and documented costs incurred in connection with any actions taken in accordance with clause (a), including, without limitation, costs for filing fees and taxes, shall be paid by Lessee, and (d) to promptly, at Lessee's expense, deliver such other reasonable documents and assurances, and take such further action as Lessor may reasonably request in writing, in order to effectively carry out the intent and purpose of this Agreement and each Lease.

22.        SURVIVAL. Lessee's covenants, representations, warranties and indemnities contained in Sections 8, 10 14,  17,  18,  19(b) and 26 hereof are made for the benefit of Lessor and shall survive, remain in full force and effect and be enforceable after the expiration or termination of this Agreement for any reason. Each other provision set forth in the Lease Documents that, by its terms, survives termination of this Agreement shall also survive, remain in full force and effect and be enforceable after the expiration or termination of this Agreement for any reason.

23.        INSPECTION. During the Lease Term and subject to any applicable Project Document, Lessor may, during normal business hours, on reasonable prior written notice to Lessee, inspect the Equipment and the records with respect to the operations and maintenance thereof, in Lessee's custody or to which Lessee has access. Lessee may be present at such inspection. Any such inspection will not unreasonably disturb or interfere with the normal operation or maintenance of the Equipment or the conduct by Lessee of its business and will be in accordance with Lessee's health, safety and insurance programs. In no event shall Lessor have any duty or obligation to make any such inspection and Lessor shall not incur any liability or obligation by reason of not making any such inspection.

24.        ACCEPTANCE OF EQUIPMENT; NON CANCELABLE. Lessee's acceptance of the Equipment shall be conclusively and irrevocably evidenced by Lessee signing the Certificate of Acceptance in the form attached hereto and upon acceptance, each Lease shall be noncancelable for the Lease Term thereof unless otherwise provided in such Lease.

25.        ASSIGNMENT; STATUS OF LESSEE. (a) Lessee acknowledges and agrees that Lessor may, at any time, without prior notice to or consent of Lessee, assign its rights and obligations under this Agreement in whole or in part and/or mortgage, or pledge or sell the Equipment subject to Lessee's rights under this Agreement. Such assignee or mortgagee may re assign this Agreement and/or mortgage without notice to Lessee. To the extent so assigned or transferred, any such assignee, buyer, transferee, grantee or mortgagee shall have and be entitled to exercise any and all rights and powers of, and shall perform all obligations of, Lessor under this Agreement. If any such Lessor assignment is a partial assignment of this Agreement by Wells Fargo Equipment Finance, Inc. (for purposes of this Section 25, "WFEF"), (i) so long as  no Default shall have occurred, WFEF shall maintain its administrative role under this Agreement with Lessee and shall act as an intermediary between Lessee and any WFEF partial assignee, and (ii) unless Lessee receives notice from WFEF or WFEF's assignee to the contrary,

Lessee's satisfaction of its obligations under the Lease Documents to WFEF shall be deemed to satisfy such obligations to all Lessors.

(b)        Without limiting the foregoing, Lessee further acknowledges and agrees that upon written notice of an assignment from Lessor, Lessee will pay all Rent and any and all other amounts payable by Lessee under any Lease to such assignee or mortgagee or as instructed by Lessor in writing upon at least ten (10) business days' prior notice. Lessor agrees to provide prompt notice of any such assignment or mortgage, and Lessee agrees to confirm in writing receipt of any such notice of assignment as may be reasonably requested by Lessor and such assignee or mortgagee; provided that Lessor's failure to provide prompt notice of any such assignment or mortgage shall not affect or otherwise impact the effectiveness of such assignment or mortgage; provided,  however, that Lessee will be deemed to have performed a Rent payment obligation if Lessee makes such Rent payment to the assigning Lessor before receiving notice of the related assignment.

(c)        Except (i) as otherwise set forth in this Agreement and any Lease, (ii) for the lease or any other right to use the Equipment granted under a Project Document (including the Power Purchase Agreement) and (iii) pursuant to the CAAA, Lessee shall not assign, sublet, hypothecate, sell or transfer the Equipment or any interest in this Agreement or any Lease, and any attempt to do so shall be null and void and shall constitute a Default hereunder.

(d)        Lessee shall not allow a Blocked Person (as defined below) or Blocked Persons to have a fifty percent (50%) or greater ownership interest in or control of Lessee.  "Blocked Person" means any person or entity that is now or at any time (i) on a list of  Specially Designated Nationals issued by the Office of Foreign Assets Control ("OFAC") of the United States Department of the Treasury or any sectoral sanctions identification list; or (ii) whose property or interests in property are blocked by OFAC or who is subject to sanctions imposed by law, including any executive order or any branch or department of the United States government; or (c) otherwise designated by the United States or any regulator having jurisdiction or regulatory oversight over Lessor, to be a person to whom Lessor is not permitted to extend credit or with regard to whom a debtor relationship may result in penalties against Lessor or limitations on a secured party's ability to enforce a transaction.

26.       REPRESENTATIONS, WARRANTIES AND COVENANTS. (a) Lessee represents and warrants to Lessor that: (i) the execution and delivery by Lessee of this Agreement, any Lease and any Certificate of Acceptance are duly authorized on the part of Lessee and constitute valid obligations binding upon, and enforceable against, Lessee; (ii) neither the execution and delivery of this Agreement, any Lease or any Certificate of Acceptance, nor the due performance thereof by Lessee, including the commitment to pay (and payment of) Rent, will result in any breach of, or constitute a default under, or violation of, Lessee's constitutive documents, or any material agreement to which Lessee is a party or by which Lessee is bound that relates to the subject matter hereof, including without limitation that certain Loan and Security Agreement dated as of December 23, 2016 by and among Plug Power Inc., NY Green Bank, as lender, and certain other parties thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; (iii) Lessee is duly incorporated, validly existing and in good standing in its state of incorporation and in any jurisdiction where the Equipment is located; and (iv) no material approval, consent or withholding of objection is required from any governmental authority or entity with respect to the entering into, or performance of this Agreement, any Lease or any Certificate of Acceptance by Lessee.

(b)        Lessee has provided to Lessor true and correct copies of its constitutive documents, authorizing resolutions for the transactions contemplated hereby, and a certificate of incumbency, each certified by a duly appointed officer of Lessee.

(c)        Lessee shall not amend, modify, supplement, assign, transfer or terminate any Project Document (including the Power Purchase Agreement), in each case, that affects any Equipment subject to a Lease or enter into any agreement with respect to any Equipment after the date of the applicable Lease, in each case, in a manner materially adverse to Lessor without the prior written consent of Lessor (which consent shall not be unreasonably withheld), it being understood and agreed that Lessee shall not renew (or request renewal of or consent to a renewal of) the term of any Project Document (including the Power Purchase Agreement), that affects any Equipment subject to a Lease without the prior written consent of Lessor (which consent shall not been unreasonably withheld).

(d)        Lessee will use its commercially reasonable efforts to enforce its rights under each Project Document (including the Power Purchase Agreement) and shall take or omit to take any action thereunder as directed by Lessor from time to time.

27.        NOTICES. Any notice required or given hereunder shall be deemed properly given when provided in writing (a) three (3) business days after mailed first class, overnight, or certified mail, return receipt requested, postage prepaid, addressed to the designated recipient at its address set forth below or such other address as such Party may advise by notice given in accordance with this provision or (b) upon receipt by the Party to whom addressed in writing by personal delivery, commercial courier service, fax or other means which provides a permanent record of the delivery of such notice. Notices shall be delivered to the Parties at the following addresses:

If to Lessee:

Plug Power Inc.

968 Albany Shaker Road

Latham, NY 12110

Attn: Paul Middleton

If to Lessor:

Wells Fargo Equipment Finance, Inc.
600 South Fourth Street
Minneapolis, MN 55415
Attn: Account Services
Facsimile: (866) 687-5578
Email: WFEFI@wellsfargo.com

28.        DOCUMENTATION. Except for the payment of Rent set forth in the applicable Leases, for which invoices are provided as an accommodation to Lessee and not as a condition precedent to payment,

Lessor shall use its best efforts to provide Lessee with reasonable documentation, including, statements, tax bills and/or invoices, evidencing payment obligations or reimbursement due to Lessor pursuant to the terms of this Agreement.

29.        ANTI-MONEY LAUNDERING; INTERNATIONAL TRADE LAW COMPLIANCE. Lessee represents and warrants to Lessor, as of the date of this Agreement, the date of each advance of proceeds pursuant to this Agreement, the date of any renewal, extension or modification of this Agreement or any Lease, and at all times until this Agreement and each Lease has been terminated and all amounts thereunder have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of any Lease will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay any Lease are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. Lessee covenants and agrees that it shall immediately notify Lessor in writing upon the occurrence of a Reportable Compliance Event.

As used herein: "Anti-Terrorism Laws" means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; "Compliance Authority" means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls,  (d)  U.S. Commerce  Department/Bureau of  Industry  and Security, (e) U.S.     Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; "Covered Entity" means Lessee, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of the foregoing, and all brokers or other agents of Lessee acting in any capacity in connection with this Agreement or any Lease; "Reportable Compliance Event" means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement  officials, in connection  with any Anti-Terrorism Law or any predicate crime to any

Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; "Sanctioned Country" means a country subject to a sanctions program maintained by any Compliance Authority; and "Sanctioned Person" means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

30.       USA PATRIOT ACT NOTICE. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each lessee that opens an account. What this means: when Lessee opens an account, Lessor will ask for the business name, business address, taxpayer identifying number and other information that will allow Lessor to identify Lessee, such as organizational documents. For some businesses and organizations, Lessor may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

31.       GOVERNING LAW. This Agreement and each Lease are entered into, under and shall be construed in accordance with, and governed by, the laws of the State of New York, without giving effect to conflict of laws principles. Each Party consents to the exclusive jurisdiction of any state or federal court in the State of New York over any action or proceeding brought in connection with this Agreement. LESSEE AND LESSOR EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LESSOR AND/OR LESSEE MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.

32.       FINANCE LEASE STATUS. Lessee agrees that if Article 2A-Leases of the Uniform Commercial Code of the State of New York (the "Uniform Commercial Code" or "UCC") applies to this Agreement and any Lease, this Agreement and each such Lease shall be considered a "Finance Lease" as that term is defined in Article 2A. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE BY SECTIONS 508-522 OF ARTICLE 2A OF THE UCC.

33.       BUSINESS DAY. For all purposes hereof, the term "business day" means any day which is not a Saturday, Sunday or other day on which banks are required to close for business in the State of New York.

34.       MISCELLANEOUS. The captions of this Agreement are for convenience only and shall not be read to define or limit the intent of the provision that follows such captions. This Agreement contains the entire agreement and understanding between Lessor and Lessee relating to the subject matter hereof. Any variation or modification hereof and any waiver of any of the provisions or conditions hereof shall not be valid unless in writing signed by an authorized representative of the Parties hereto. Any provision of this Agreement that is unenforceable in  any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Lessor's failure at any time to require strict performance by Lessee or any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith or with any other provision. This Agreement may be executed in separate counterparts, each of which shall constitute an original, but all of which, when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any Lease by telecopy, emailed pdf or any other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement or such Lease.

35.        AMENDMENT AND RESTATEMENT. The Parties agree that the Original MLA is hereby amended and restated in its entirety pursuant to the terms hereof; provided that this Agreement is in no way intended to constitute a novation of any obligations owed by Lessee under or in respect of the Original MLA, all of which are hereby reaffirmed, ratified and confirmed.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of  the date first above written.

LESSOR:

WELLS FARGO EQUIPMENT FINANCE, INC.

By:	/s/ Kristi Ellis
	Name:	Kristi Ellis
	Title:	Authorized Signer

LESSEE:

PLUG POWER INC.

By:
Paul Middleton
Chief Financial Officer

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

LESSOR:

WELLS FARGO EQUIPMENT FINANCE, INC.

By:
Name:
Title:

LESSEE:

PLUG POWER INC.

By:	/s/ Paul Middleton
Paul Middleton
Chief Financial Officer